EXHIBIT 2

                      ASSET PURCHASE AND SALE AGREEMENT

                                     among

                                PLASTICS, INC.

                                      and

                       HOME PRODUCTS INTERNATIONAL, INC.

                                      and

                                  NEWELL CO.

                           Dated as of July 31, 1998

                                                                     Page
  ARTICLE I
       TRANSFER OF ASSETS AND LIABILITIES ...............               1
       1.1  Transfer of Assets  ....................                    1
            (a)  Inventory  ......................                      1
            (b)  Materials  ......................                      1
            (c)  Receivables  .....................                     1
            (d)  Business Records ...................                   1
            (e)  Tangible Personal Property ..............              2
            (f)  Contracts  ......................                      2
            (g)  Permits  .......................                       2
            (h)  Real Property  ....................                    2
            (i)  Intellectual Property  ................                2
            (j)  Claims ........................                        2
            (k)  Miscellaneous  ....................                    2
       1.2  Excluded Assets ......................                      2
            (a)  Anchor[R], Anchor Hocking[R], Vitri[R] and Wearever[R]
                 Brand Names and Trademarks ............                      2
            (b)  Cash .........................                         2
            (c)  Non-Assigned Contracts ................                3
            (d)  Tax Refunds  .....................                     3
            (e)  Insurance  ......................                      3
            (f)  Corporate Records  ..................                  3
            (g)  Employee Plans ....................                    3
            (h)  Bank Accounts and Lock Boxes .............             3
            (i)  Molds  ........................                        3
            (j)  Central Operations ..................                  3
            (k)  Eminent Domain/Relocation Cost Proceedings ......      3
            (l)  Certain Off-Site Environmental Matters ........        3
            (m)  Other  ........................                        3
       1.3  Assumption of Certain Liabilities .............             3
       1.4  Excluded Liabilities  ...................                   4
            (a)  Liabilities Related to Excluded Assets ........        4
            (b)  Liabilities Related to Non-Assigned Contracts  ....    4
            (c)  Liabilities Related to Debarment Notice  .......       4
            (d)  Liabilities Related to Antitrust Litigation  .....     4
            (e)  Liabilities Related to Certain Off-Site Environmental
                 Matters  .......................                       4
            (f)  Liabilities Related to Newell Pension Plan ......      4
            (g)  Liabilities Related to Eminent Domain/Relocation Cost
                 Proceeding ......................                      4
            (h)  Liabilities Related to Certain Management Bonuses  ..  4
            (i)  Other  ........................                        4

  ARTICLE II
       PURCHASE PRICE, ADJUSTMENT AND ALLOCATION  ...........           4
       2.1  Purchase Price and Assumption of Liabilities  .......       4
       2.2  Adjustment of Purchase Price  ...............               5
            (a)  Purchase Price Adjustment  ..............              5
            (b)  Closing Statement of Tangible Net Worth  .......       5
            (c)  Buyer's Review of Preliminary Closing Statement  ...   5
            (d)  Seller's Response to Buyer's Letter  .........         6
            (e)  Meeting to Resolve Proposed Adjustments  .......       6
            (f)  Arbitration of Disputed Purchase Price Adjustments ..  6
            (g)  Notices Relating to the Closing Statement  ......      7
            (h)  Payment and Interest .................                 7
       2.3  Purchase Price Allocation .................                 7

  ARTICLE III
       CLOSING; TRANSFER OF ASSETS  ..................                  8
       3.1  Closing ..........................                          8
       3.2  Nonassignability of Assets  ................                8
       3.3  Deliveries of Seller  ...................                   9
       3.4  Buyer's Deliveries  ....................                    9

  ARTICLE IV
       REPRESENTATIONS AND WARRANTIES .................                 9
       4.1  Representations and Warranties of Seller  .........         9
            (a)  Due Organization of Seller ..............              9
            (b)  Due Power and Authority  ...............               9
            (c)  Authorization and Validity of Agreements ......       10
            (d)  Good Title .....................                      10
            (e)  No Conflict  ....................                     10
            (f)  Financial Statements ................                 11
            (g)  Tax Matters  ....................                     11
            (h)  Title to Real and Personal Properties; Liens and
                 Encumbrances; No    Other Interests  ........         11
            (i)  Business Contracts .................                  12
            (j)  Legal Proceedings  .................                  12
            (k)  Government Licenses, Permits and Related Approvals .  12
            (l)  Conduct of Business in Compliance with Regulatory
                 Requirements ....................                     12
            (m)  Labor Matters  ...................                    12
            (n)  Intellectual Property  ...............                13
            (o)  Employee Benefit Plans ...............                13
            (p)  Brokers, Finders, etc. ...............                13
            (q)  Reserved ......................                       13
            (r)  Absence of Changes .................                  13
            (s)  Leased Real Property ................                 13
            (t)  Insurance  .....................                      14
            (u)  Receivables. ....................                     14
            (v)  Inventory  .....................                      14
            (w)  Key Employees  ...................                    14
            (x)  Sufficiency of Assets  ...............                14
            (y)  No Other Representations or Warranties .......        14
       4.2  Representations and Warranties of Buyer .........          14
            (a)  Due Organization and Power .............              15
            (b)  Authorization and Validity of Agreements ......       15
            (c)  No Conflict  ....................                     15
            (d)  Brokers, Finders. etc. ...............                15
            (e)  Financial Capacity .................                  15
       4.3  Supplements to Schedules  ................                 16

  ARTICLE V
       PRE-CLOSING COVENANTS  ....................                     16
       5.1  Access to Information Concerning Properties and Records;
            Confidentiality .....................                      16
       5.2  Conduct of the Business Prior to the Closing Date ....     16
            (a)  Ordinary Course  ..................                   16
            (b)  Changes in Compensation  ..............               16
            (c)  Assets .......................                        17
            (d)  Capital Expenditures ................                 17
            (e)  Liens  .......................                        17
            (f)  Accounting Practices ................                 17
            (g)  Constituent Documents  ...............                17
            (h)  Other  .......................                        17
       5.3  Preservation of Business  ................                 17
       5.4  Authorizations  .....................                      17
       5.5  Cash Management .....................                      18
       5.6  Intercompany Services and Products  ...........            18
       5.7  Further Actions .....................                      18
       5.8  No Negotiation  .....................                      18
       5.9  Environmental Matters ..................                   19
       5.10 Assistance with Key Employees ..............               20

  ARTICLE VI
       CONDITIONS PRECEDENT .....................                      20
       6.1  Conditions Precedent to Obligations of Parties  .....      20
            (a)  Antitrust Laws ...................                    20
            (b)  No Injunction  ...................                    20
            (c)  Consents ......................                       20
       6.2  Conditions Precedent to Obligation of Buyer .......        20
            (a)  Accuracy of Representations and Warranties .....      20
            (b)  Performance of Agreements  .............              21
            (c)  Certificate  ....................                     21
            (d)  Ancillary Agreements ................                 21
            (e)  Additional Matters .................                  21
       6.3  Conditions Precedent to the Obligation of Seller  ....     21
            (a)  Accuracy of Representations and Warranties .....      21
            (b)  Performance of Agreements  .............              21
            (c)  Certificate  ....................                     22
            (d)  Payment of Stay Bonuses  ..............               22
            (e)  Ancillary Agreements ................                 22

  ARTICLE VII
       PROVISIONS AS TO TAX MATTERS .................                  22
       7.1  Certain Tax Matters ...................                    22
            (a)  Preparation and Filing of Tax Returns  .......        22
            (b)  Payment of Taxes ..................                   22
            (c)  Refunds  ......................                       22
            (d)  Straddle Periods ..................                   22
       7.2  Tax Indemnification ...................                    23
            (a)  Seller Indemnification ...............                23
            (b)  Buyer Indemnification  ...............                23
            (c)  Determining Liability for Taxes  ..........           23
       7.3  Cooperation .......................                        23

  ARTICLE VIII
       LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS ........         23
       8.1  Offers of Employment  ..................                   23
       8.2  Collective Bargaining Agreements  ............             24
       8.3  Participation in Buyer's Retirement Plans ........         24
       8.4  Transfer of Savings Plan Account Balances ........         24
       8.5  Health and Welfare Plans  ................                 24
       8.6  No Rights or Remedies ..................                   25
       8.7  Indemnification .....................                      25

  ARTICLE IX
       SURVIVAL AND INDEMNIFICATION .................                  25
       9.1  Survival  ........................                         25
       9.2  Indemnification Provisions for the Benefit of Buyer ...    25
       9.3  Indemnification Provisions for the Benefit of Seller  ..   25
       9.4  Matters Involving Third Parties .............              26
       9.5  Adjustments .......................                        26
       9.6  Exclusive Remedy  ....................                     26

  ARTICLE X
       OTHER POST-CLOSING COVENANTS .................                  26
       10.1 Post-Closing Accounting Cooperation ...........            26
       10.2 Transfer Taxes  .....................                      26
       10.3 WARN  ..........................                           27
       10.4 Further Actions .....................                      27
       10.5 Subsequent Access ....................                     27
       10.6 Existing Insurance Coverage ...............                27
       10.7 Payment of Remainder of Stay Bonuses  ..........           27
       10.8 Collection of Receivables ................                 27
       10.9 Mail  ..........................                           28
       10.10     Bulk Sales Laws  ..................                   28
       10.11     Confidentiality  ..................                   28
            (a)  By Seller  .....................                      28
            (b)  By Buyer.  .....................                      28
            (c)  Exceptions .....................                      28
       10.12     Noncompetition ...................                    28
       10.13     Reimbursement for Relocation Costs .........          29

  ARTICLE XI
       MISCELLANEOUS  ........................                         30
       11.1 Termination .......................                        30
            (a)  General  ......................                       30
            (b)  Procedure Upon Termination .............              30
            (c)  Survival of Certain Provisions ...........            30
       11.2 Fees and Expenses ....................                     30
       11.3 Notices .........................                          30
       11.4 Entire Agreement  ....................                     31
       11.5 Binding Effect; Benefit .................                  31
       11.6 Assignability ......................                       32
       11.7 Amendment and Modification; Waiver  ...........            32
       11.8 Public Announcements  ..................                   32
       11.9 Interpretation  .....................                      32
       11.10     Counterparts ....................                     33
       11.11     Applicable Law ...................                    33
       11.12     Severability of Provisions .............              33
       11.13     Guarantor  .....................                      33

                                 SCHEDULES


  Schedule 1.2(l)     Off-Site Environmental Matters
  Schedule 4.1(d)     Good Title
  Schedule 4.1(e)(i)  Seller's Knowledge
  Schedule 4.1(e)(ii) Governmental Approvals (Seller)
  Schedule 4.1(e)(iv) Third Party Consents (Seller)
  Schedule 4.1(f)     Financial Statements
  Schedule 4.1(g)     Tax Matters
  Schedule 4.1(h)(i)  Permitted Liens
  Schedule 4.1(h)(ii) Owned Real Property
  Schedule 4.1(i)     Contracts
  Schedule 4.1(j)     Legal Proceedings
  Schedule 4.1(k)     Government Licenses
  Schedule 4.1(l)     Compliance With Laws
  Schedule 4.1(m)     Labor Matters
  Schedule 4.1(n)     Intellectual Property
  Schedule 4.1(s)     Leased Real Property
  Schedule 4.1(w)     Key Employees
  Schedule 4.1(x)     Sufficiency of Assets
  Schedule 4.2(c)(i)  Buyer's Knowledge
  Schedule 4.2(c)(ii) Governmental Approvals (Buyer)
  Schedule 4.2(c)(iv) Third Party Consents (Buyer)
  Schedule 5.2        Conduct of the Business Prior to Closing
  Schedule 6.1(c)     Third Party Consents
  Schedule 6.3(d)     Stay Bonuses
  Schedule 10.13(a)   Relocation Costs of St. Paul Operation to Eagan
                      Facility
  Schedule 10.13(b)   Costs Not Constituting Relocation Costs of St. Paul
                           Operation to Eagan Facility


                                 EXHIBITS

  Exhibit A      Form of Distribution Agreement
  Exhibit B      Form of Trademark License Agreement
  Exhibit C      Form of Transition Services Agreement
  Exhibit D      Form of Lid Supply Agreement
  Exhibit E      Form of Supply Agreement

                       ASSET PURCHASE AND SALE AGREEMENT

       This ASSET PURCHASE AND SALE AGREEMENT (this "Agreement"), is dated as of July 31, 998, between HOME PRODUCTS INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware ("Buyer"), PLASTICS, INC., a corporation organized and existing under the laws of the State of Delaware ("Seller"), and Newell Co., a corporation organized and existing under the laws of the State of Delaware and guarantor of the performance of Seller under this Agreement ("Guarantor").

       WHEREAS, Seller is engaged in the design, manufacture, marketing and sale of plastic products, consisting of upscale, plastic disposable beverage and food servingware and reusable plastic food storage containers and related products (the "Business"); and

       WHEREAS, at the Closing (as defined below), Buyer desires to purchase from Seller substantially all of the assets and assume substantially all of the liabilities relating to the Business from Seller, and Seller desires to sell to Buyer such assets, subject to such liabilities, on the terms and subject to the conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                      TRANSFER OF ASSETS AND LIABILITIES

       1.1 Transfer of Assets. Upon the terms and subject to the conditions and covenants of this Agreement, and except as set forth in
  Section 1.2 Seller agrees to sell, assign, transfer and convey to Buyer at the Closing, and Buyer agrees to acquire from Seller, the assets, properties, business set forth on the unaudited consolidated balance sheet of the Business as of June 30, 1998 included in the Financial Statements (as defined in Section 4.1(f)) (the "Balance Sheet") (the "Assets"), including:

            (a) Inventory. All inventories of products and finished goods, including any such items which are in transit as of the time of the Closing (collectively, the "Inventory");

            (b)  Materials.    All  raw  materials,  packaging and packaging
  materials;

            (c)  Receivables.    All  trade,  accounts  and notes receivable
  ("Receivables");

            (d) Business Records. All books and records relating primarily to the Business, including all business records, research material, tangible data, documents, personnel records with respect to the Employees (as defined in Section 8.1), invoices, customer lists, vendor lists, service provider lists, promotional literature, catalogs and advertising materials used for the marketing of products, if any (collectively, the "Business Records"); provided, however, that Seller shall be entitled to make and retain copies of such books and records to the extent that they relate in any way to Excluded Assets pursuant to Section 1.2 or Excluded Liabilities pursuant to Section 1.4;

            (e) Tangible Personal Property. All tangible personal property, including all equipment, furniture, furnishings, machinery, vehicles, tools, molds and other tangible personal property, and all warranties and guarantees, if any, express or implied, existing for the exclusive benefit of the Business or located on or at the real property of the Business in connection with the foregoing, to the extent assignable;

            (f) Contracts. All contracts, including contracts with finished goods suppliers, maintenance and service agreements, purchase orders, purchase commitments for raw materials, goods and other services, advertising and promotional agreements, leases and other agreements;

            (g) Permits. All licenses, permits and franchises issued by any governmental authority, whether foreign, federal, state, local or other political subdivision or agency of any of the foregoing ("Governmental Authority"), to the extent legally transferable;

            (h) Real Property. All interests in real property, including all buildings, structures, fixtures and other improvements situated thereon, and all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, appurtenances, licenses and permits pertaining to or accruing to the benefit of such properties (the "Real Property");

            (i) Intellectual Property. All rights, title and interest in and to the brand names, product trademarks, registered trademarks, technical information, blueprints, management information systems, software, technology, processes, know-how, specifications, designs, drawings, patents, patent applications, inventions, trade secrets, copyrights, works of authorship, service marks and any other proprietary rights (the "Intellectual Property");

            (j)  Claims.    All claims, prepayments, refunds (other than Tax
  refunds), deposits, prepaid assets, causes of action, choses in action and rights of offset or recoupment (collectively, the "Claims"); and

            (k)  Miscellaneous.    Other  assets  set  forth  on the Balance
  Sheet,    excluding any such assets disposed of in accordance with Section
  5.2 and assets not legally transferable in accordance with Section 3.2, and including any such assets acquired by Seller during the period commencing on June 30, 1998 and ending at the Closing Date in the ordinary course of and exclusively for use in the Business.

       1.2 Excluded Assets. The parties agree that the "Excluded Assets" will include all right, title and interest in any assets, properties and business of Seller or any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended; each, an "Affiliate") thereof not constituting the Assets, including, but not limited to, the following:

            (a) Anchor[R], Anchor Hocking[R], Vitri[R] and Wearever[R] Brand Names and Trademarks. Except as provided herein, all rights of Seller and its Affiliates in the Anchor[R], Anchor Hocking[R], Vitri[R] and Wearever[R] brand names, trademarks and logos;

            (b)  Cash.    All  cash and cash equivalents or similar types of
  investments of Seller and its Affiliates;

            (c)  Non-Assigned  Contracts.    All of the rights and interests
  in,  under  or  pursuant  to,  any  license,  lease,  contract, agreement,
  commitment  or  undertaking,  that  do  not  constitute   a  part  of  the
  Assets, including without  limitation,  the  lease  described  as  Item  1  on
  Schedule 4.1(s) (collectively, the "Non-Assigned Contracts");

            (d)  Tax  Refunds.    All  refunds  of Taxes of any kind paid by
  Seller or its Affiliates;

            (e)  Insurance.    All  insurance  policies  of  Seller  or  its
  Affiliates and all rights of Seller or its Affiliates of every nature and description under or arising out of such insurance policies;

            (f)  Corporate  Records.    All minute books, stock books, share
  certificates,   stock  ledger  and  corporate  seals  of  Seller  and  its
  Affiliates;

            (g) Employee Plans. Except as provided in Section 8.4, any interest of Seller or an Affiliate thereof in or to any funds or other property held in connection with any employee benefit arrangement, including the Newell Pension Plan (as defined below);

            (h) Bank Accounts and Lock Boxes. All bank accounts and lock boxes of Seller or its Affiliates;

            (i) Molds. All molds used by the Business in the manufacturing of products which are the subject of the Lid Supply Agreement referred to in Section 6.2(d)(i);

            (j) Central Operations. All centralized management information systems, accounting systems and computer systems, including, without limitation, system described in Annex A to the Transition Services Agreement described in Section 6.1(d)(v);

            (k) Eminent Domain/Relocation Cost Proceedings. All rights of Seller or its Affiliates relating to Item 1 on Schedule 4.1(j) (the "Eminent Domain Proceeding");

            (l)  Certain  Off-Site  Environmental  Matters.    All rights of
  Seller or its Affiliates related to Items 1-4 on Schedule 1.2(l) (the "Off-Site Environmental Matters"); and

            (m)  Other.   All rights of Seller and its Affiliates under this
  Agreement and the Ancillary Agreements.

       1.3 Assumption of Certain Liabilities. In further consideration of the sale, conveyance, assignment and transfer of the Assets to Buyer, effective at the Closing, Buyer will assume and agree (solely for the benefit of Seller and not for the benefit of any other Person) to pay, perform and discharge as and when due all Liabilities that arise out of or relate to the Business as reflected on the Balance Sheet (including, without limitation, all rights and obligations under the Collective Bargaining Agreement (as defined in Section 8.2)), and Liabilities arising after June 30, 1998 in the ordinary course of business, other than the Excluded Liabilities set forth in Section 1.4 (the "Assumed Liabilities"). For purposes of this Agreement, (a) a "Liability" is any debt, claim, liability, obligation, damage or expense (whether known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due to or become due), and (b) a "Person" is any individual, trustee, corporation, general or limited partnership, joint venture, joint stock company, bank, firm, Governmental Authority, trust, association, organization or unincorporated entity of any kind.

       1.4  Excluded  Liabilities.    Buyer  will  not  assume the following
  Liabilities of the Business:

            (a) Liabilities Related to Excluded Assets. Liabilities of Seller or its Affiliates related to the Excluded Assets;

            (b) Liabilities Related to Non-Assigned Contracts. Liabilities of Seller or its Affiliates under or pursuant to the Non-Assigned Contracts;

            (c) Liabilities Related to Debarment Notice. Liabilities related to the Notice of Proposed Debarment dated May 15, 1996 issued by the General Services Administration against Seller (the "Debarment Notice");

            (d) Liabilities Related to Antitrust Litigation. Liabilities of Seller or its Affiliates related to antitrust litigation arising from the same facts that gave rise to the Debarment Notice;

            (e)  Liabilities   Related  to  Certain  Off-Site  Environmental
  Matters.   Liabilities of Seller or its Affiliates related to the Off-Site
  Environmental Matters;

            (f) Liabilities Related to Newell Pension Plan. Liabilities of Seller or its Affiliates for Contributions to the Newell Pension Plan for Factory and Distribution Hourly-Paid Employees (the "Newell Pension Plan") accruing prior to the Closing Date;

            (g)  Liabilities   Related  to  Eminent  Domain/Relocation  Cost
  Proceeding.  Liabilities relating to the Eminent Domain Proceeding;

            (h)  Liabilities   Related   to   Certain   Management  Bonuses.
  Liabilities  relating  to    the  Newell  Co.  Executive  Bonus  Plan (A/B
  Bonuses); and

            (i)  Other.   Liabilities for which Seller has expressly assumed
  responsibility pursuant to this Agreement.

                                  ARTICLE II
                   PURCHASE PRICE, ADJUSTMENT AND ALLOCATION

       2.1 Purchase Price and Assumption of Liabilities. In full consideration of the sale, conveyance, assignment and transfer of the Assets to Buyer, (a) Buyer will pay (in the manner to be specified by Seller prior to the Closing) to Seller at the Closing a purchase price (the "Purchase Price") in immediately available federal funds in an amount equal to $78,000,000, such amount to be payable by wire transfer to a bank account designated by Seller in writing prior to the Closing; and (b) Buyer will assume the Assumed Liabilities as of the Closing Date. The Purchase Price will be subject to adjustment, as described in Section 2.2.

       2.2  Adjustment of Purchase Price.

            (a)  Purchase  Price Adjustment.  Any amounts payable under this
  Section 2.2(a) will be paid within five Business Days following the date on which the Final Closing Statement is finalized. The "Adjusted Purchase Price" means the Purchase Price minus the amount, if any by which the tangible net worth of the Business at June 30, 1998, $24,081,000, as reflected in the Balance Sheet (the "Peg Tangible Net Worth"), exceeds the tangible net worth of the Business as of the close of business on the Closing Date (the "Closing Tangible Net Worth"), or plus the amount, if any, by which the Closing Tangible Net Worth exceeds the Peg Tangible Net Worth. If the Purchase Price is greater than the Adjusted Purchase Price, Seller will pay the difference to Buyer. If the Adjusted Purchase Price is greater than the Purchase Price, Buyer will pay the difference to Seller. The statement of Closing Tangible Net Worth shall be prepared using the same principles, practices, procedures, policies, computational methods and assumptions, including United States Generally Accepted Accounting Principles ("GAAP"), as those used in preparing the statement of Peg Tangible Net Worth. The statement of Peg Tangible Net Worth is reflected in the Balance Sheet.

            (b)  Closing  Statement  of  Tangible Net Worth.  Within 90 days following  the  Closing  Date,  Seller will prepare and deliver to Buyer a statement of Closing Tangible Net Worth (the "Preliminary Closing Statement"). The Preliminary Closing Statement, as it may be modified pursuant to Sections 2.2(c) - (g) to become the final statement of Closing Tangible Net Worth (the "Final Closing Statement"), will set forth a calculation of Closing Tangible Net Worth. Any dispute, controversy or claim arising out of or relating to the Preliminary Closing Statement and the Final Closing Statement (each, a "Dispute") will be resolved in accordance with Sections 2.2(c) - (g). In connection with preparing the Preliminary Closing Statement and the Final Closing Statement, Buyer, and its Accountants, will give Seller and its representatives access to the books, records and accounts of the Business that have been transferred to Buyer. For purposes of this Agreement, "Accountants" means, in the case of Buyer, Arthur Andersen LLP, Chicago, Illinois, and means, in the case of Seller, Arthur Andersen LLP, Milwaukee, Wisconsin.

            (c) Buyer's Review of Preliminary Closing Statement. Buyer will have 25 days following receipt to review and respond to the Preliminary Closing Statement, during which period Seller will grant Buyer and its Accountants reasonable access during normal business hours to Seller's records and the accounting work papers of Seller's Accountants relating to the preparation of the Financial Statements, including any accounting working papers or schedules prepared by Seller or its Accountants with respect to the Preliminary Closing Statement. Buyer and its Accountants will sign a customary accountants letter required by Seller's Accountants prior to a review of work papers. If, within such 25-day period, Buyer has not delivered to Seller a written letter ("Buyer's Letter") setting forth in reasonable detail any proposed adjustment to the Preliminary Closing Statement and the basis for such adjustment (including a specific dollar amount and accompanied by a reasonably detailed explanation), the Preliminary Closing Statement will be the Final Closing Statement. Any amount set forth in the Preliminary
  Closing Statement as to which Buyer has not objected and proposed an adjustment (in a specific dollar amount and accompanied by a reasonably detailed explanation) in Buyer's Letter will be deemed to be accepted and will become part of the Final Closing Statement.

            (d) Seller's Response to Buyer's Letter. Seller will have 25 days following receipt to review and respond to Buyer's Letter. If, within such 25-day period, Seller has not delivered to Buyer a written letter ("Seller's Letter") setting forth in reasonable detail its objection to any proposed adjustment in Buyer's Letter and the basis for such objection, the proposed adjustment will be deemed to be accepted, and any amount set forth in Buyer's Letter as to which Seller has not objected and proposed an adjustment (in a specific dollar amount and accompanied by a reasonably detailed explanation) in Seller's Letter will be deemed to be accepted and will become part of the Final Closing Statement.

            (e) Meeting to Resolve Proposed Adjustments. As soon as reasonably practicable following the periods provided in Sections 2.2(c) and (d), but in any event no later than 15 days after Seller's delivery of Seller's Letter, the parties will meet and endeavor to resolve the unaccepted adjustments in Buyer's Letter. If the parties reach agreement on such adjustments, the Final Closing Statement will be the Preliminary Closing Statement, modified to reflect the adjustments accepted pursuant to Sections 2.2(c) and 2.2(d) and those otherwise mutually resolved by the parties.

            (f)  Arbitration of Disputed Purchase Price Adjustments.

            (i)  If  the parties do not resolve to their mutual satisfaction all disputed adjustments relating to the Preliminary Closing Statement described in Buyer's Letter and Seller's Letter within 25 days following the period provided in Sections 2.2(d), any remaining disputed adjustments will be settled by arbitration by a three-member arbitration panel (the "Panel") in accordance with the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Business Disputes, as modified by the provisions set forth in clauses
       (ii) - (vii) below. The parties will each separately appoint to the Panel an arbitrator selected from a panel of CPR neutrals in Chicago, Illinois with relevant experience in mergers and acquisitions and such arbitrators shall jointly appoint a third arbitrator from the accounting firm of Price Waterhouse LLP, Chicago, Illinois, provided such accounting firm does not represent either Buyer or Seller.

            (ii) The parties will furnish the Panel with a copy of this Agreement, the Peg Statement, the Preliminary Closing Statement, Buyer's Letter, Seller's Letter and any other relevant correspondence between them. Each party will also give the Panel access to the Business Records, as well as any accounting work papers or other schedules relating to the preparation of the Preliminary Closing Statement, Buyer's Letter and Seller's Letter. There will be no other discovery during the arbitration.

            (iii) Within 25 days of submitting the disputed adjustments to the Panel pursuant to Section 2.2(f)(i), Buyer and Seller will provide to the Panel and to each other a copy of a written submission setting forth its position with respect to each item in dispute that is described in Buyer's Letter and Seller's Letter. Within 25 days thereafter, each party may provide to the Panel and to each other a written rebuttal, which will be limited to addressing the points raised in the opposing party's initial written submission. No additional written submission will be made to the Panel unless specifically requested by the Panel. No party will be required to disclose any information protected by the attorney-client privilege, attorney work product doctrine or other applicable privilege.

            (iv) After receiving the written submissions, rebuttal responses, if any, and any other written information pursuant to
       Section 2.2(f)(iii), the Panel will promptly schedule a date to interview persons designated by each party to present that party s position. Such interviews will take place in Chicago, Illinois. The interviews will be held on at least seven days notice to each party, and each party, its counsel and other advisors may be present and participate in any questioning at such interviews. The interviewing process will last no more than two days in the aggregate.

            (v) The arbitration will be limited to (A) reviewing the amounts properly placed in dispute by Buyer's Letter and Seller's Letter pursuant to Sections 2.2(c) and (d); (B) reviewing the parties written submissions described in Section 2.2(f)(iii); (C) considering the interviews described in Section 2.2(f)(iv), (D) applying GAAP on a basis consistent with the Peg Statement to determine the proper amount for each disputed adjustment, provided that such amount must fall within the range set by Seller's proposed amount in the Preliminary Closing Statement and Buyer's proposed adjustment in Buyer's Letter; (E) preparing the Final Closing Statement showing the Net Working Capital, which will include those amounts in the Preliminary Closing Statement accepted by Buyer pursuant to Section 2.2(c), Buyer's proposed adjustments accepted by Seller pursuant to Section 2.2(d) or otherwise mutually resolved by the parties, and those amounts determined by the Panel pursuant to subparagraph (D) hereof; and (F) calculating the Adjusted Purchase Price. The Panel will be instructed to resolve issues in a manner consistent with the provisions of this Agreement.

            (vi) The Panel will complete its preparation of the Final Closing Statement and calculation of the Adjusted Purchase Price within 25 days of the final interview conducted pursuant to Section 2.2(f)(iv) and will deliver a copy of the Final Closing Statement and the Adjusted Purchase Price to Seller and Buyer, together with a report setting forth each disputed adjustment, the Panel's determination with respect thereto, and a statement of the Panel's reasons for such determination. The Panel's determinations will be conclusive and binding upon the parties.

            (vii) The Panel's decision will be entered and enforced in any court of competent jurisdiction. Each of Guarantor and Buyer will pay 50% of the fees, costs and expenses of the arbitration.

            (g) Notices Relating to the Closing Statement. Each party will deliver all notices and other communications under this Section 2.2 in accordance with Section 11.3.

            (h) Payment and Interest. Any payment required to be made by Seller or Buyer pursuant to Section 2.2(a) shall be (i) made by wire transfer of immediately available funds pursuant to written instructions provided by the party that is to receive payment pursuant to Section 2.2(a) and (ii) bear interest from the Closing Date through the date of payment on the basis of the average daily rate of interest publicly announced by The Northern Trust in Chicago, Illinois from time to time as its base rate from the Closing Date to the date of such payment.

       2.3 Purchase Price Allocation. The Purchase Price represents the amount agreed upon by the parties to be the aggregate value of the Assets, and will be allocated among the Assets, in accordance with an allocation schedule to be provided no later than five business days prior to the Closing Date. Each of the parties will report the purchase and sale of the Assets, including, without limitation, in all Federal, foreign, state, local and other tax returns and reports prepared and filed by or for either of Seller (and its Affiliates) and Buyer, in accordance with the basis of allocation described in this Section 2.3.

                                  ARTICLE III
                          CLOSING; TRANSFER OF ASSETS

       3.1 Closing. The consummation of the sale, conveyance, assignment and transfer of the Assets contemplated by this Agreement, the assumption of the Assumed Liabilities by Buyer and the payment of the Purchase Price will take place at a closing (the "Closing") at the offices of Schiff Hardin & Waite, 7300 Sears Tower, Chicago, Illinois 60606, at 10:00 a.m. on September 1, 1998 (or as soon as practicable thereafter as all the conditions to Closing set forth in Article VI are satisfied or waived) or such other place, time and date as the parties may agree up to and including October 15, 1998, time being of the essence as to such date. The actual date of the Closing is herein referred to as the "Closing Date." At the Closing, Seller will make the deliveries provided for in
  Section 3.3 of this Agreement, and Buyer will make the deliveries provided for in Section 3.4 of this Agreement.

       3.2  Nonassignability  of  Assets.    Notwithstanding anything to the
  contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset is prohibited by any applicable law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers are not obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery thereof. Following the Closing, the parties will use reasonable efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor Buyer will be required to pay any consideration therefor. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Asset. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of an Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained or made, Seller will or will cause an Affiliate to, assign, transfer, convey and deliver such Asset to Buyer at no additional cost. To the extent that any such Asset cannot be transferred or the full benefits of use of any such Asset cannot be provided to Buyer following the Closing pursuant to this Section 3.2, then Buyer and Seller will enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver, and the performance by Buyer of the obligations thereunder; provided that the determination as to whether such arrangements provide the economic and operational equivalent shall be made by Buyer in its reasonable discretion.

       3.3  Deliveries  of  Seller.   At the Closing, Seller will deliver to
  Buyer:

            (a) a bill of sale and other instruments of conveyance, transfer and assignment, all in form and substance reasonably satisfactory to Buyer as will be effective to vest in Buyer title to and ownership of the Assets as contemplated by this Agreement;

            (b) complete and correct copies of resolutions of Seller s Board of Directors effecting authorization and approval of this Agreement and the transactions contemplated herein, certified by the Secretary of Seller; and

            (c) all other documents required to be delivered by Seller under Section 6.2

       3.4  Buyer's  Deliveries.    At  the  Closing, Buyer will deliver to
  Seller or as directed by Seller:

            (a) the undertaking of Buyer, in form reasonably satisfactory to Seller, whereby the Assumed Liabilities are assumed by Buyer;

            (b) complete and correct copies of resolutions of Buyer's Board of Directors effecting authorization and approval of this Agreement and the transactions contemplated herein, certified by the Secretary of Buyer;

            (c)  the Purchase Price; and

            (d)  all other documents required to be delivered by Buyer under
  Section 6.3.
                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

       4.1 Representations and Warranties of Seller. Seller (and, where applicable, Guarantor) represents and warrants to Buyer as follows:

            (a) Due Organization of Seller. Each of Guarantor and Seller is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdiction of its organization. Seller (i) has the requisite power and authority to own, lease and operate its properties and assets and to conduct the Business as it is now being conducted and
  (ii)  to  the  extent  that  the  concept  of  good standing exists in the relevant jurisdiction, is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned, leased or operated by it or the conduct of its business requires it to be so qualified, except, in each case, where the failure to be so qualified or to be in good standing would not have a material adverse affect on the Business. Complete and correct copies of the respective constituent documents of Seller, as amended to date, have been made available to Buyer. Seller has no subsidiaries.

            (b) Due Power and Authority. Each of Guarantor and Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements (as defined in Section 6.2(d) and together with this Agreement, the "Transaction Agreements") to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.

            (c)  Authorization  and  Validity of Agreements.  The execution, delivery and performance, as applicable, by each of Guarantor and Seller of the Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action, and no other corporate action on its part is necessary for the execution, delivery and performance by it of the Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Guarantor and Seller, and at the Closing each of the Ancillary Agreements will be duly executed and delivered by Seller and Guarantor as applicable. This Agreement is the legal, valid and binding obligation of each of Guarantor and Seller, enforceable against each of Guarantor and Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principle. At the Closing, each of the Ancillary Agreements will be the legal, valid and binding obligation of Seller or an Affiliate thereof, enforceable against such party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principle.

            (d) Good Title. Upon consummation of the transactions contemplated hereby at the Closing, Seller shall deliver or shall cause to be delivered to Buyer, good and marketable title to the Assets, free and clear of any liens, claims, pledges, charges, security interests, restrictions or other legal or equitable encumbrances ("Liens"), except in each case (i) as permitted or disclosed in Schedule 4.1(d) and (ii) all Permitted Liens (as such term is defined in Section 4.1(h) below). To Seller's knowledge, (as defined in Section 4.1(e)), the Assets are in satisfactory operating condition and repair, normal wear and tear excepted. To Seller's knowledge, the buildings, plants, structures and equipment are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of material maintenance or repair except ordinary, routine maintenance and repair that are not material in nature or cost.

            (e) No Conflict. The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not, (i) to the actual knowledge of the officers of Seller set forth on Schedule 4.1(e)(i) ("Seller's Knowledge") violate any provision of Federal, state, local or foreign law, rule, regulation, order, injunction, judgment or decree (each, a "Law") applicable to Seller or to which the Business is subject; (ii) except as set forth on Schedule 4.1(e)(ii), require any consent or approval of, or filing with or notice to, any governmental authority whether foreign, federal, state, local or other political subdivision or agency of any of the foregoing ("Governmental Authority") under any provision of Law applicable to Seller or the Business; (iii) violate any provision of the charter or by-laws or other constituent documents of Seller or Guarantor; or (iv) except as set forth on Schedule 4.1(e)(iv), require any consent, approval or notice under, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration of any right or obligation of or the performance by Seller under any material indenture, lease, license, agreement, or other material instrument to which Seller is a party or by which Seller, or any of its material assets, is bound or encumbered, or result in the creation of any Lien on the material Assets (other than Permitted Liens); except, with respect to clauses (i) and (ii) above, for such violations, consents, approvals, notices, breaches, lapses, cancellations, terminations, defaults or accelerations that could not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Business.

            (f) Financial Statements. Seller has delivered to Buyer the audited consolidated balance sheets of the Business as at December 31, 1997, 1996 and 1995 and the Balance Sheet, and the audited consolidated statement of income for the fiscal years ended December 31, 1997, 1996 and 1995 (the "Financial Statements", copies of which are included in Schedule 4.1(f)). Except as described in Schedule 4.1(f), the Financial Statements were prepared on a basis consistent with GAAP and are complete and correct in all material respects. To Seller's Knowledge, there are no material Liabilities that are not reflected on the Balance Sheet. Except as set forth in Schedule 4.1(f), the Business Records accurately and fairly reflect, in reasonable detail, all material transactions and all material items of income and expense, assets and liabilities and accruals relating to the Business.

            (g)  Tax Matters.  Seller has filed all material Federal, state, local and foreign tax returns ("Tax Returns"), including information returns, required to be filed by Seller, and paid or made adequate provision for the payment of all taxes shown on such returns to be owed by Seller, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes ("Taxes"). Except as set forth in
  Schedule 4.1(g), Seller is not a party to any pending action or proceeding, nor, to Seller's Knowledge, is any such action or proceeding threatened, by any taxing authority for the assessment or collection of material Taxes (including interest or penalties thereon). Schedule 4.1(g) sets forth a complete and accurate list of all audits of Tax Returns for all taxable years subsequent to fiscal year 1992. All interest and penalties proposed as a result of such audits have been paid. Except as set forth in Schedule 4.1(g), Seller has not given or been requested to give waivers or extensions (or is not or would not be subject to a waiver or extension given by another Person of any statute of limitations relating to the payment of any Tax for which Seller is or may be liable. For each year not closed by the relevant statute of limitations, Seller has not been a member of an affiliated group filing a consolidated Federal income Tax Return other than a group the common parent of which is Seller.

            (h) Title to Real and Personal Properties; Liens and Encumbrances; No Other Interests. Seller or an Affiliate thereof has, and on Closing Date Seller will have, good and marketable title to all of the material properties and assets, tangible or intangible, reflected in the Financial Statements, free and clear of all Liens, except (i) as set forth on Schedule 4.1(h)(i), (ii) Liens that are publicly disclosed or do not affect the use thereof in any material respect, (iii) statutory Liens securing payments not yet due and payable or due but not yet delinquent or being contested in good faith by appropriate proceedings, (iv) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (v) Liens that are not material ("Permitted Liens"). To the extent that such documents exist and are readily available, Seller has or will deliver all deeds, title documents, title policies and other material documents relating to such real property. Schedule 4.1(h)(ii) lists all of Seller's owned real property.

            (i) Business Contracts. Schedule 4.1(i) sets forth, as of the date hereof, each contract, maintenance and service agreement, purchase order, and purchase commitment for raw materials, goods and other services, advertising and promotional agreement, lease, license, shipping agreement, agreement with a finished goods supplier, and collective bargaining agreement (i) that relate to the Business, and (ii) to which Seller or an Affiliate thereof is a party and by which the assets of the Business are bound, which (A) require any party thereto to pay an amount (whether in a lump sum or in a series of installments) in excess of $250,000 annually, (B) provides for a surety, cosigner, endorser, guaranty or indemnity by Seller (in connection with the Business) of any obligation or liability in excess of $250,000, contingent or otherwise, or that contains material covenants that restrict or purport to restrict the Business or limit the freedom of Seller to engage in any line of business or compete with any Person, (C) has a stated term in excess of one year, requires any party thereto to pay an amount (whether in a lump sum or in a series of installments) in excess of $250,000 annually, or (D) is otherwise  material  to  the  conduct  of  the Business (each, a "Business
  Contract"). Except as set forth in Schedule 4.1(i), Seller is in substantial compliance with each Business Contract and, to Seller s Knowledge, each other Person obligated under each Business Contract is in substantial compliance thereunder. To Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would contravene, conflict with, result in a material breach of, violation or default under (a "Violation Event") any Business Contract. All Business Contracts were entered into at arms-length, except as set forth on Schedule 4.1(i).

            (j) Legal Proceedings. As of the date of this Agreement, except as set forth in Schedule 4.1(j), there are no material actions, suits or proceedings instituted or pending, or to Seller's Knowledge, threatened, against Seller or the Business. Except as set forth on
  Schedule 4.1(j), neither Seller nor the Business is subject to any material judgment, order, writ, injunction or decree.

            (k)  Government   Licenses,  Permits  and   Related   Approvals.
  Schedule 4.1(k) lists each material license, permit, consent, approval, authorization, qualification and order of any Governmental Authority (each, a "Permit") required to permit Seller to conduct the Business as presently conducted. Each such Permit is valid and in full force and effect. To Seller's Knowledge no Violation Event relating to any Permit exists that could cause a revocation or suspension of such Permit.

            (l) Conduct of Business in Compliance with Regulatory Requirements. To Seller's Knowledge, except as set forth in Schedule 4.1(l), Seller is in material compliance with each Law, applicable to the operation or conduct of, or ownership of the property relating to, the Business. To Seller's Knowledge, no Violation Event under any such Law exists that may give rise to any material obligation on the part of Seller to undertake or bear the cost of any remedial action of any nature with respect to the Business.

            (m)  Labor  Matters.    Except  as set forth in Schedule 4.1(m),
  Seller is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Business, and there is no labor strike, slowdown, work stoppage or lockout in effect or, to Seller's Knowledge, threatened or otherwise affecting Seller. To Seller's Knowledge, Seller has complied in all material respects with, and continues to comply with in all material respects, the terms of the collective bargaining agreements set forth in Schedule 4.1(m), and all material laws relating to employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, payment of social security and similar taxes, occupational safety and health and plant closing.

            (n) Intellectual Property. Schedule 4.1(n) lists, as of the date of this Agreement, all material (i) United States and foreign patents and patent applications, (ii) United States and foreign trademark registrations or any analogous rights and applications therefor, (iii) United States and foreign copyright registrations and applications therefor, (iv) registered designs and (v) utility models, in which Seller has an interest and that relate to the Business and the nature of such interest (collectively, the "Intellectual Property"). To Seller's Knowledge, except as set forth on Schedule 4.1(n), no Intellectual Property is infringed or has been challenged or threatened, in any way. To Seller's knowledge, except as set forth on Schedule 4.1(n), no Intellectual Property infringes or is alleged to infringe any intellectual property of any other third party.

            (o) Employee Benefit Plans. With respect to the Newell Long-Term Savings and Investment Plan ("Newell's Savings Plan"), (i) Newell s Savings Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and has received a favorable IRS determination letter stating that it meets the requirements of the Tax Reform Act of 1986; (ii) all contributions due to Newell s
  Savings Plan have been made on a timely basis; and (iii) the administration of Newell's Savings Plan has complied in all material respects with its terms and all applicable laws, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Seller does not maintain any employee benefit plan as defined in Section 3(3) of ERISA and does not contribute to any multiemployer plan as defined in Section 3(37) of ERISA.

            (p) Brokers, Finders, etc. Except for Robert W. Baird & Co. Incorporated, whose fees are the sole responsibility of Seller, Seller has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the transactions contemplated hereby or by the Ancillary Agreements.

            (q)  Reserved.

            (r) Absence of Changes. Except as set forth in Schedule 4.1(r), since June 30, 1998, there has not been any event or circumstance that, individually or in the aggregate, has had or would have a material adverse effect on the Business.

            (s)  Leased  Real  Property.  Schedule 4.1(s) lists all material real property leased or subleased by Seller in connection with the Business (the "Leased Real Property"). Seller has delivered to Buyer correct and complete copies of the leases and subleases identified in
  Schedule 4.1(s) (collectively, the "Leases"). Seller has not received any written notice from any landlord, lessor or sublessor under any of the Lease that it is in material default under any of the Leases, nor to Seller's Knowledge, does any uncured default exist under any of the Leases on the part of Seller or the landlord, lessor or sublessor.

            (t) Insurance. Seller has casualty, general liability and other insurance policies for the assets and properties of Seller that is customary and adequate with respectable companies and in amounts and coverage appropriate for the Business.

            (u) Receivables. All Receivables of Seller that are reflected on the Balance Sheet as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, such Receivables are or will be as of the Closing Date current and collectible net of respective reserves shown on the Balance Sheet as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the Closing Date, will not represent a greater percentage of the Receivables as of the Closing Date than the reserve reflected in the Balance Sheet). Subject to such reserves, each of the Receivables either has been or will be collected in full. To Seller's Knowledge, there is no contest, claim, or right of setoff, other than returns in the ordinary course of business, under any Business Contract with any obligor of a material Receivable relating to the amount or validity of such Receivable.

            (v)  Inventory.    All  Inventory reflected in the Balance Sheet
  consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet as of the Closing Date, as the case may be. All Inventory written off has been priced at the lower of cost or market. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

            (w) Key Employees. Schedule 4.1(w) contains a complete and accurate list of the following information for each employee of Seller earning an annual salary of at least $75,000 (each, a "Key Employee") (including any such employee on leave of absence or layoff status): name, title, current compensation [and any change in compensation since January 1, 1998, vacation accrued, service credited for purposes of vesting and eligibility to participate in any of Seller's employee benefit plans and severance pay obligations]. None of any such Key Employees is a party to an employment agreement with Seller nor, to Seller's Knowledge, is any such Key Employee a party or otherwise bound by any agreement or arrangement between such Key Employee and any other Person which materially adversely affects the performance of his duties as an employee or the ability of the Seller to conduct the Business.

            (x)  Sufficiency  of  Assets.    Except as set forth on Schedule
  4.1(x), the Assets represent all of the material Assets necessary to conduct the Business as presently conducted.

            (y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.1 and in the Ancillary Agreements, Seller makes no other express or implied warranty or representation in the Transaction Documents.

       4.2 Representations and Warranties of Buyer. Buyer represents and warrants on behalf of itself and, as applicable, its Affiliates, to Seller as follows:

            (a) Due Organization and Power. Each of Buyer and its Affiliates that is a party to an Ancillary Agreement is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdiction or its organization and has the requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and perform its obligations thereunder.

            (b) Authorization and Validity of Agreements. The execution, delivery and performance by each of Buyer and any Affiliate of Buyer of the Transaction Agreements to which it is a party, and the consummation by Buyer or its Affiliates, as applicable, of the applicable transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and shareholder action, and no other corporate action on its part is necessary for the execution, delivery and performance by it of the Transaction Agreements to which it is a party and the consummation by it of the applicable transactions contemplated hereby and thereby. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly executed and delivered by Buyer. This Agreement is, and at the Closing the Ancillary Agreements will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

            (c) No Conflict. The execution, delivery and performance by each of Buyer and any Affiliate of Buyer of the Transaction Agreements to which it is a party and the consummation by Buyer or its Affiliates, as applicable, of the transactions contemplated thereby does not, and will not (i) to the actual knowledge of the officers of Buyer set forth in
  Schedule 4.2(c)(i) ("Buyer's Knowledge"), violate any provision of Law applicable to Buyer or any of its Affiliates or to which their respective properties are subject; (ii) except as set forth on Schedule 4.2(c)(ii), require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to Buyer or any of its Affiliates; (iii) violate any provision of the charter or by-laws or other constituent documents of Buyer or any of its Affiliates; or
  (iv) except as set forth on Schedule 4.2(c)(iv), require any consent, approval or notice under, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration of, any right or obligation of or the performance by Buyer or any of its Affiliates under any material indenture, lease, franchise, agreement, or other material instrument to which Buyer or any of its Affiliates is a party or by which any of them or their material assets are bound or encumbered, or result in the creation of any Lien; except, with respect to clauses (i) and (ii) above, for such violations, consents, approvals, notices, breaches, lapses, cancellations, terminations, defaults or accelerations that could not, individually or in the aggregate, be reasonably expected to have a material adverse effect.

            (d)  Brokers,  Finders.  etc.   Except for Bancamerica Robertson
  Stephens, whose fees are the sole responsibility of Buyer, none of Buyer or its Affiliates have entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of any of them to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the transactions contemplated hereby or by the Ancillary Agreements.

            (e) Financial Capacity. Buyer has sufficient cash on hand, or available under a committed credit facility or line of credit with unutilized capacity (or other committed funded debt), in the aggregate amount of not less than the Purchase Price, which cash on hand or available as described above will be available at the Closing to pay the Purchase Price.

       4.3 Supplements to Schedules. From time to time prior to the Closing, Seller will promptly supplement or amend the Schedules with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules provided, however, that any such supplement shall not constitute a cure of any material breach of any representation or warranty previously made unless Buyer consents thereto in writing (such consent not to be unreasonably withheld).


                                   ARTICLE V
                             PRE-CLOSING COVENANTS

       5.1  Access  to   Information   Concerning  Properties  and  Records;
  Confidentiality.

       During the period commencing on the date hereof and ending on the Closing Date, Seller shall, upon reasonable notice, afford to Buyer, its counsel, accountants and other authorized representatives such access, during normal business hours, to the facilities, properties, books, records, Tax Returns, documents, personnel and auditors of the Business, as Buyer shall reasonably request. Buyer agrees that its inspections shall be undertaken in a manner so as not to cause unreasonable interference with the operations of Seller. Seller shall cause its officers, employees, accountants and other agents to furnish to Buyer such additional financial and operating data and information relating to the Business as Buyer may from time to time reasonably request. If this Agreement is terminated pursuant to Section 11.1 prior to the Closing Date, Buyer shall return to Seller all copies held by Buyer or its representatives of such books, records, Tax Returns and documents and results of such inspections, assessments, audits and tests. Buyer agrees that it will continue to treat all information so obtained from Seller as "Evaluation Material" under the Confidentiality Agreement, dated as of March 23, 1998, between Newell Co. and Buyer (the "Confidentiality Agreement"), and will continue to honor its obligations thereunder.

       5.2 Conduct of the Business Prior to the Closing Date. Seller agrees that, except as provided in this Agreement or consented to or approved in writing by Buyer (which consent shall not be unreasonably withheld) or set forth on Schedule 5.2, during the period commencing on the date hereof and ending at the Closing Date, Seller shall not take any of the following actions with respect to the Business or its employees:

            (a)  Ordinary  Course.    Conduct the Business other than in the
  ordinary course of business consistent with past practice

            (b) Changes in Compensation. Grant any general increase in compensation or benefits to its employees or to its officers, except in the ordinary course of business or as required by law; pay any bonus compensation except in the ordinary course of business or in accordance with the provisions of any applicable program or plan adopted by the Board of Directors of Seller or Seller prior to the date hereof; enter into or amend the terms of any severance agreements with its officers; or effect any change in retirement benefits for any Transferred Employees (as defined herein) or officers (unless such change is required by applicable law); provided, however, that nothing in this subsection (b) shall prevent the payment or other performance of any award or grant made prior to the date hereof and disclosed in the Schedules or pursuant to this Agreement;

            (c) Assets. Sell, lease or otherwise dispose of any of its assets, other than inventory, or acquire any business or assets, in each case except in the ordinary course of business, or for an amount not exceeding $250,000;

            (d) Capital Expenditures. Authorize or commit to, or make new capital expenditures in any individual case in an amount exceeding $300,000 or collectively, in a total amount exceeding $750,000;

            (e)  Liens.    Mortgage  or otherwise encumber or subject to any
  Lien any Assets, except for such of the foregoing as are in the ordinary course of business or Permitted Liens;

            (f)  Accounting  Practices.    Make  any  material change to the
  accounting (including Tax accounting) methods, principles or practices of the Business, except as may be required by GAAP;

            (g) Constituent Documents. Make any material amendment to its charter or by-laws; or

            (h)  Other.  Agree to do any of the foregoing.

       5.3 Preservation of Business. Seller will use its reasonable efforts to preserve intact the business organization of the Business, to keep available the services or their present officers and key employees, and to preserve the good will of those having business relationships with the Business.

       5.4 Authorizations. Subject to the terms and conditions herein provided, Seller and Buyer shall (a) promptly make their respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (b) use their reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use their reasonable best efforts to, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the parties shall take all such necessary action.

       5.5  Cash Management.

            (a) Between the date of this Agreement and the Closing Date, Seller shall continue to participate in the center cash management system of its corporate parent (the "Cash Management System") in accordance with prior practice prior to the Closing Date.

            (b) Effective at the opening of business on the Closing Date, Buyer shall be responsible for funding all disbursements of the Business, but excluding the presentation for payment of all outstanding checks dated prior to the Closing Date drawn on Seller's bank accounts.

            (c) Effective as of the opening of business on the Closing Date, the Business shall have the right to any funds received in any lock box used by Seller or the Business, provided that Seller has received the Purchase Price by wire transfer not later than 2:00 p.m. Chicago time on the Closing Date.

       5.6 Intercompany Services and Products. Any intercompany services provided by Seller's Affiliates to the Business shall terminate as of the Closing Date, except as set forth in this Agreement, and all amounts (but without duplication of amounts included in accrued expenses) owing by Seller or the Business with respect to such services as of the close of business on the day preceding the Closing Date with respect to such services shall be paid as soon as possible, but in no event later than 15 days after the Closing Date. Notwithstanding the foregoing, Seller or its Affiliates shall provide transition services pursuant to the transition services agreement (as defined in Section 5.2(d)) to the Business on such terms and conditions and for such prices and duration as described in such agreement (as further described herein).

       5.7 Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to satisfy the conditions to the transactions contemplated hereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Authority that are necessary or desirable in connection with the transactions contemplated by this Agreement.

       5.8 No Negotiation. None of Seller or any of its Affiliates, representatives, officers, employees, directors or agents shall, directly or indirectly, (a) submit, solicit, initiate, encourage, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or enter into any agreement or accept any offer relating to any (i) reorganization, liquidation, dissolution or recapitalization of the Business, (ii) merger or consolidation involving the Business, (iii) purchase or sale of any assets or capital stock (other than a purchase or sale of inventory in the ordinary course of business consistent with past custom and practice) of the Business, or (iv) similar transaction or business combination involving the Business (each of the foregoing actions described in clauses (i) through (iv), a "Company Transaction"), (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek to do any of the foregoing or (c) enter into any agreement, arrangement or understanding requiring Seller to abandon, terminate or fail to consummate any of the transactions contemplated hereby. Seller agrees to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction.

       5.9  Environmental Matters.

            (a) Within five business days of this Agreement, ENSR, on behalf of Buyer, shall conduct a Phase I Environmental Assessments (the "Phase I Assessments") of Seller's real properties located in Coon Rapids, Minnesota and Eagan, Minnesota in accordance with the scope of work set forth in that certain ENSR Proposal No. 4757-A03 dated July 24, 1998 previously provided by Buyer to Seller. Seller and its representatives may participate in the Phase I Assessments.

            (b) Within seven business days of having completed the Phase I Assessments, Buyer shall deliver to Seller a preliminary finding from ENSR stating whether further investigation is warranted and specifying with sufficient detail any further sampling or investigation that is warranted. If such further sampling or investigatory work ("Phase II Work") is to be conducted, Buyer shall give reasonable written notice of the date on which such Phase II Work shall begin sufficient to minimize any interruption of the operation of the Business and to allow Seller and its representatives to be present for the duration of any such Phase II Work. During and after conducting the Phase II Work, Buyer shall maintain the real properties in the same condition as it was prior to the commencement of same.

            (c) Within five business days after Buyer receives the analytical results for any samples collected and analyzed, Buyer will deliver, or cause to be delivered, to Seller the preliminary written report of ENSR setting forth such analytical results.

            (d) Within 21 business days after completion of the work described in paragraph (b) above, Buyer will deliver, or cause to be delivered, to Seller the complete and definitive written report and any other documentation or information prepared by ENSR relating to the Phase II Work, including, without limitation, a description of any condition not in compliance with any Environmental Law, identifying the Environmental Law to which the alleged non-compliance relates and all documentation relating to such sampling and investigation (each, a "Non-compliance Item"), together with the actions that ENSR proposes be taken in connection with each Non-compliance Item (collectively, the "Actions"), if any. If ENSR's final report includes any Non-compliance Item, then Seller agrees to implement the Actions, if any. Seller shall be responsible for all costs and expenses associated with implementing any such Actions and any Liabilities associated therewith, and shall indemnify Buyer and hold Buyer harmless from all such costs, expenses and Liabilities for the Actions.

            (e) For purposes of this Agreement, "Environmental Law" means Environmental Statutes and any common law (i) creating a cause of action for Damages to person or property due to exposure to Hazardous Substances or (ii) governing the contamination, pollution or protection of public health or the environment or allocating liabilities in respect thereof; "Environmental Statutes" means Federal, state, local and foreign statutes and ordinances, and regulations promulgated thereunder, in effect prior to Closing and intended to provide protection for public health or the environment, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, the Safe Drinking Water Act and other substantially similar state statutes and regulations, as amended from time to time; and "Hazardous Substance" means any hazardous material, hazardous substance, toxic substance or words of similar import under any Environmental Statute.

            (f) Buyer shall provide to Seller "split samples" therefrom upon Seller's request. All information and documentation relating to this Section shall constitute Evaluation Material pursuant to this Agreement.

       5.10 Assistance with Key Employees. Seller will use its reasonable efforts to assist Buyer in its negotiation of new arrangements with certain of the Key Employees, provided that (a) Buyer complies with Sections 6.3(d) and 10.7 of this Agreement, and (b) such assistance (and new arrangements) will be at no cost to Seller or its Affiliates.


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

       6.1 Conditions Precedent to Obligations of Parties. The respective obligations of Buyer and Seller hereunder are subject to the satisfaction or waiver, at or prior to the Closing of each of the following conditions:

            (a)  Antitrust  Laws.    The  waiting  period  applicable to the
  consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

            (b) No Injunction. None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted.

            (c) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority or, to the extent listed on Schedule 6.1(c), other third Person required in connection with the execution, delivery and performance of this Agreement (including the transfer of the Assets to Buyer) shall have been obtained or made.

       6.2 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following additional conditions:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as though made and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that to the extent any representations or warranties made as of a specified date, which need be true only as of such date.

            (b) Performance of Agreements. Each of the agreements and contracts of Seller to be performed and complied with by Seller prior to or at the Closing shall have been performed and complied with in all material respects.

            (c) Certificate. Buyer shall have received a certificate of Seller, dated the Closing Date, executed on behalf of Seller by its President or any of its Vice Presidents, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

            (d) Ancillary Agreements. Seller or an Affiliate thereof shall have executed and delivered the following agreements (together with the agreements described in Sections 6.3(e)(i) and (ii), the "Ancillary Agreements"):

            (i) a Distribution Agreement substantially in the form of Exhibit A attached hereto;

            (ii) Trademark License Agreements substantially in the form of Exhibit B attached hereto;

            (iii) a Transition Services Agreement substantially in the form of Exhibit C attached hereto; and

            (iv) a St. Paul Sublease in form reasonably satisfactory to Buyer.

            (e) Additional Matters. All corporate and other proceedings and all documents, instruments and other legal matters in connection with the transactions contemplated by the Transaction Agreements shall be reasonably satisfactory to Buyer and Buyer shall have received such other documents as it shall reasonably request.

       6.3 Conditions Precedent to the Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing Date of each of the following additional conditions:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that to the extent any representations or warranties is made as of a specified date, which need be true only as of such date.

            (b)  Performance  of  Agreements.    Each  of the agreements and
  covenants of Buyer to be performed prior to or at the Closing shall have been performed and complied with in all material respects.

            (c) Certificate. Seller shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by its President or any of its Vice Presidents, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

            (d) Payment of Stay Bonuses. Buyer shall have paid to each "Eligible Participant" 33% of his or her "Stay Bonus" as described in
  Schedule  6.3(d),  with  the remaining 67% to be paid by Buyer pursuant to
  Section 10.7.

            (e)  Ancillary  Agreements.    Buyer  shall  have  executed  and
  delivered the following agreements:

             (i) a Lid Supply Agreement substantially in the form of Exhibit D attached hereto; and

            (ii) a Supply Agreement substantially in the form of Exhibit E attached hereto.

                                  ARTICLE VII
                         PROVISIONS AS TO TAX MATTERS

       7.1  Certain Tax Matters.

            (a) Preparation and Filing of Tax Returns. Seller shall prepare and timely file (or shall cause to be prepared and timely filed) all Tax Returns in respect of the Business and its assets and activities
  (i) that are required to be filed on or before the Closing Date or (ii) are required to be filed after the Closing Date and (A) are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns for any Tax period ending on or before the Closing Date ("Consolidated Tax Returns") or (B) are with respect to Taxes based upon, measured by, or calculated with respect to gross or net income, receipts or profits ("Income Taxes") and are required to be filed on a separate return basis for any Tax period ending on or before the Closing Date. Buyer shall prepare or cause to be prepared all other Tax Returns required of the Business, its assets or activities.

            (b) Payment of Taxes. Seller shall timely pay or cause to be paid, (i) all Income Taxes and all Taxes other than Income Taxes due, including all interest and penalties, with respect to Tax Returns that Seller is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1(a) and (ii) all Taxes due on or before the Closing Date for which no Tax Return is required to be filed. Buyer shall pay or cause to be paid for all operations of the Business after the Closing Date
  (i) all Income Taxes due with respect to Tax Returns that Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1(a) and (ii) all other Taxes owed by Seller and assumed by Buyer pursuant to Section 3.1 hereof.

            (c) Refunds. Seller shall be entitled to retain (or receive immediate payment from Buyer or any of its subsidiaries or Affiliates equal to any refund or credit for Taxes with respect to any Tax period ending on or before the Closing Date relating to Seller ("Seller s Refunds").

            (d) Straddle Periods. Any Taxes of Seller relating to the Business attributable to a Tax period which begins before and ends after the Closing Date (a "Straddle Period") shall be apportioned between Seller and Buyer based on the actual operations and transactions of the Business during the period ending on the day prior to the Closing Date, and the portion of such period beginning on the Closing Date, respectively, calculated as though the taxable year of the Business terminated at the close of business on the day prior to the Closing Date.

       7.2  Tax Indemnification.

            (a) Seller Indemnification. Guarantor hereby agrees to indemnify Buyer and hold it harmless from all liability for Taxes imposed on the Business (including without limitation liability under Treas. Reg. [A]1.1502-6 or any comparable provision of state law) for any taxable year or period ending on or before the Closing Date and Seller's portion of the Straddle Period Taxes.

            (b) Buyer Indemnification. Buyer hereby agrees to indemnify Seller and its Affiliates and hold them harmless from all liability for Taxes imposed on the Business for any taxable year or period beginning after the Closing Date and Buyer's portion of the Straddle Period Taxes.

            (c) Determining Liability for Taxes. Whenever it is necessary to determine liability for Straddle Period Taxes, the determination shall be made assuming that there was a closing of the books at 11:59 p.m. (local time) on the day prior to the Closing Date, except that Taxes other than Income Taxes, as well as exemptions, allowances or deductions that are calculated on an annual basis, shall be apportioned ratably on a daily basis between the periods in question.

       7.3 Cooperation. After the Closing, Buyer and Seller shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities, potential Tax liabilities, or refunds of or relating to the Business for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer and Seller shall otherwise cooperate with respect to any Tax Matter or other claim for Seller's Refunds, including by provision of appropriate powers of attorney. Buyer shall reasonably prepare and provide to Seller any Federal, state, local and foreign Tax information packages reasonably requested by Seller for Seller's use in preparing its Tax Returns. Guarantor and Seller shall prepare and provide to Buyer any Federal, state, local and foreign Tax information packages reasonably requested by Buyer for Buyer's use in preparing its Tax Returns. Seller shall prepare and provide to Buyer any Federal, state, local and foreign Tax information packages reasonable requested by Buyer for Buyer's use in preparing its Tax Returns. Such Tax information packages shall be completed by such parties and provided to the other party within 45 days after such party's request therefor. Buyer shall bear its own expense, and Guarantor shall bear Seller's expense, in complying with the foregoing provisions.

                                 ARTICLE VIII
                LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS

       8.1 Offers of Employment. Effective as of the Closing, Buyer shall continue to employ any and all individuals who are employed by Seller for the Business as of the Closing, including such individuals on short-term disability, long-term disability or other leave of absence (each such individual being referred to as an "Employee"); provided, however, that this Section shall not require Buyer to continue the employment of any Employee for a specified period of time after the Closing. Buyer shall assume all liability for wages and payroll deductions with respect to Employees for the period ending on the day preceding the Closing Date.

       8.2 Collective Bargaining Agreements. Effective as of the Closing, Buyer shall assume all of the Seller's rights and obligations under all collective bargaining agreements to which Seller is a party, as set forth in Schedule 4.1(m) (each, a "Collective Bargaining Agreement"), including without limitation all pension plan, health and welfare and other benefit plan obligations, for the remaining terms of the Collective Bargaining Agreements. Buyer shall honor all recall rights former employees of Seller may have under the Collective Bargaining Agreements.

       8.3 Participation in Buyer's Retirement Plans. As of the Closing Date, Buyer shall offer Employees not covered by a Collective Bargaining Agreement the right to participate in the qualified retirement plans sponsored by or contributed to by Buyer, on the terms and conditions set forth in the applicable plans. Buyer's retirement plans shall credit such Employees with all service credited to the Employees under Seller s retirement plans for purposes of determining the Employees eligibility to participate in and vesting under Buyer's retirement plans. Buyer shall cause the Business to continue to honor all of its pension plan obligations described in the Collective Bargaining Agreements for the remaining terms of the Collective Bargaining Agreements.

       8.4 Transfer of Savings Plan Account Balances. As promptly as practicable after the Closing, Seller, the sponsor of Newell's Savings Plan and Buyer shall arrange for the transfer of the vested portion of the account balances (the "Accounts") of the Employees participating in
  Newell's Savings Plan (as defined in Section 4.1(o)) to a defined contribution plan maintained by Buyer ("Buyer's Savings Plan"). The assets of Newell's Savings Plan to be transferred to Buyer's Savings Plan shall be the total of the vested portion of all Accounts of the Employees as of the date of such transfer and shall reflect all contributions earned under Newell's Savings Plan by such Employees as of the Closing and earnings on such Accounts through the date of such transfer. In transferring the Accounts, Seller and Buyer shall comply with all applicable requirements of Sections 411(d)(6), 414(l) and 401(a)(12) of the Code. Buyer represents and warrants that Buyer's Savings Plan has (i) been maintained in material compliance with its terms and with the requirements prescribed by any applicable statute and regulations including ERISA and the Code; and (ii) received a copy of a favorable Internal Revenue Service ("IRS") determination letter stating that it meets the requirements of the Tax Reform Act of 1986. The transfer of assets from Newell's Savings Plan to Buyer's Savings Plan shall be made in cash and, to the extent Employees have any outstanding loans from Newell s Savings Plan as of the Closing, promissory notes evidencing such loans.

       8.5 Health and Welfare Plans. As of the Closing, Buyer shall provide Employees with coverage under Buyer's health and welfare plans on terms substantially similar to those applicable to other similarly situated employees of Buyer. Coverage under Buyer's health and welfare plans that is provided to Employees who are covered by a Collective Bargaining Agreement shall meet all of Seller's obligations under such Collective Bargaining Agreement. Buyer's health and welfare plans shall credit Employees with all service credited to the Employees under the health and welfare plans provided by Seller for purposes of determining eligibility to participate in Buyer's health and welfare plans. To the extent permitted by Buyer's insurance carrier, Buyer shall waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Closing Date by an Employee or an Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions of Buyer's health and welfare plans.

       8.6 No Rights or Remedies. Nothing in this Article shall confer upon any Employee or legal representative thereof any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

       8.7 Indemnification. Buyer shall indemnify Seller and its Affiliates and hold each of them harmless and against any liabilities which may be incurred or suffered by any of them in connection with any claim made by any Employee by reason of Buyer's failure to comply with any provision of this Article. Guarantor shall indemnify Buyer and hold it harmless and against any Liabilities which may be incurred or suffered by any of them in connection with any claim made by any employee by reason of Seller's failure to comply with any provision of this Article.

                                  ARTICLE IX
                         SURVIVAL AND INDEMNIFICATION

       9.1 Survival. All of the representations and warranties contained in Sections 4.1 and 4.2 will survive the Closing and continue in full force and effect until 12 months after the Closing, except for the representations and warranties contained in Sections 4(d) and 4(h) which shall survive for a period of three years, and the representations and warranties contained in Sections 4(g) and 4(j) which shall survive for the applicable statute of limitations period. All of the covenants contained in this Agreement will survive the Closing and continue in full force and effect in accordance with their terms.

       9.2 Indemnification Provisions for the Benefit of Buyer. In the event Seller breaches any of its representations, warranties, covenants or agreements contained in this Agreement and provided that Buyer makes a written claim for indemnification against Seller within the applicable survival period, then Seller agrees to indemnify, defend and hold harmless Buyer from and against all losses, liabilities, damages and expenses (including reasonable attorneys fees and expenses) (collectively, "Damages") Buyer suffers caused by such event; provided, however, that Seller will not have any obligation to indemnify Buyer from and against such Damages (a) until Buyer has suffered aggregate Damages, by reason of all such breaches, in excess of $1,000,000 (after which point Seller will be obligated only to indemnify Buyer from and against aggregate Damages in excess of $1,000,000) and (b) to the extent the aggregate Damages Buyer has suffered by reason of all of such breaches exceeds $15,000,000. Notwithstanding the foregoing, if the amount of any claim or series of related claims for Damages suffered by Buyer does not exceed $10,000, then the amount of such claim or series of claims will be excluded from the calculation of the aggregate amount of Damages for purposes of Section 9.2(a).

       9.3 Indemnification Provisions for the Benefit of Seller. In the event Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement and provided that Seller makes a written claim for indemnification against Buyer, then Buyer agrees to indemnify, defend and hold harmless Seller from and against any Damages Seller suffers caused by such event, provided, however, that Buyer will not have any obligation to indemnify Seller from and against all such Damages until Seller has suffered aggregate Damages, by reason of such breaches, in excess of $100,000.

       9.4 Matters Involving Third Parties. If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article IX, then the Indemnified Party will notify the Indemnifying Party thereof promptly, but in no event later than ten Business Days, after receiving such notice. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnifying Party may defend against the matter in any manner it reasonably may deem appropriate. The Indemnified Party will provide any assistance reasonably requested by the Indemnifying Party. Neither the Indemnifying Party nor the Indemnified Party will consent to the entry of a judgment or enter into any settlement with respect to such matter without the written consent of the other (which consent will not be withheld unreasonably). If the Indemnifying Party does not notify the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming all responsibility therefor, the Indemnified Party may defend against, consent to the entry of any judgment or enter into any settlement with respect to the matter in any manner the Indemnified Party reasonably deems appropriate without waiving any right to indemnity therefor from the Indemnifying Party.

       9.5 Adjustments. Any Damages recovered pursuant to this Article IX shall be reduced by any insurance coverage proceeds relating thereto received by the Indemnified Party. Seller and Buyer agree to make reasonable best efforts to receive or collect such benefits or proceeds promptly. All indemnification payments made pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price.

       9.6  Exclusive  Remedy.    Except  as  provided  in  this  Agreement,
  indemnification in accordance with the terms of this Article IX shall constitute the sole and exclusive remedy for any claims relating to or arising under this Agreement or the subject matter of any representations and warranties contained herein for which Damages are available. The parties agree that indemnification in accordance with the terms of this
  Article IX shall not preclude any available equitable remedies.

                                   ARTICLE X
                         OTHER POST-CLOSING COVENANTS

       10.1 Post-Closing Accounting Cooperation. Each of Seller and Buyer agree that the other party and/or its independent auditors shall have reasonable access during normal business hours, provided such access shall not interfere with the normal operations of the Business, to the books, records and accounts applicable to the period the Business was directly or indirectly owned by Seller or Buyer and have the reasonable assistance and cooperation of the appropriate personnel of Buyer or Seller in the review of such books and records consistent with assistance and cooperation furnished during the period the Business was directly or indirectly owned by such party.

       10.2 Transfer Taxes. Buyer and Guarantor shall each pay one half of all transfer, documentary, stamp, excise or similar Taxes (including, without limitation, any real estate transfer or value-added Taxes)
  incurred in connection with the transactions contemplated by this Agreement, whether such Taxes are imposed on Buyer, Buyer's Affiliates, Seller, or Seller's Affiliates.

       10.3 WARN. Except as precluded by any Governmental Authority, Buyer shall not on, or at any time prior to 90 days after the Closing Date, effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") , affecting in whole or in part any site of employment of the Business, in advance and without complying with the notice requirements and other provisions of WARN.

       10.4 Further Actions. Subject to the terms and conditions of this Agreement, from and after the Closing, each of the parties hereto will use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

       10.5 Subsequent Access. Following the Closing, Buyer shall provide Seller and its representatives reasonable access to personnel and records of Buyer relating to the Business when it was directly or indirectly owned by Seller to the extent Seller reasonably requests such access.

       10.6 Existing Insurance Coverage. As of the Closing Date, Seller will cancel insurance coverage applicable to Seller occurrences (as such term "occurrence" policies) or claims made (with respect to any "claims-made" policies) after the Closing Date (other than insurance policies in the name of Seller or an Affiliate thereof; provided, however, that the remaining insurance coverage will be available to Buyer with respect to insured occurrences or series of occurrences relating to the Business or claims made on or prior to the Closing Date to the extent that Buyer has retained, assumed or paid the loss or liability attributed to such occurrence or series of occurrences or claims made. If after the Closing, Seller receives cash proceeds (excluding any return of premium or reimbursed attorneys or investigation or other fees) from an insurer that are attributable to such insurance coverage with respect to any insured occurrences or any series of occurrences on or prior to the Closing Date or any claims that were made on or prior to the Closing Date, then such cash proceeds will be paid to Buyer to the extent that Buyer has assumed or paid the loss or liability attributed to such occurrence or series of occurrences or claims made. Seller shall use its reasonable efforts to cooperate with Buyer to ensure that there are no gaps in insurance coverage with respect to the Business as a result of this Agreement.

       10.7 Payment of Remainder of Stay Bonuses. Within 90 days following the Closing, Buyer shall pay to each Eligible Participant the remaining 67% of his or her Stay Bonus described in Schedule 6.3(d).

       10.8 Collection of Receivables. Seller agrees that Buyer will have the right and authority to collect for its own account or the account of its Affiliates all Receivables which are transferred and assigned to Buyer as provided herein, and Buyer and its Affiliates have the right to endorse with the name of Seller any checks received on account of any such Receivable. Seller agrees that it will promptly transfer and deliver to Buyer any cash or other property which Seller may receive in respect of the Receivables.

       10.9 Mail. Seller agrees that Buyer and its Affiliates will have the right and authority to open all mail and other communications received by the Business, even if addressed to Seller, for processing and forwarding to Seller, as appropriate.

       10.10 Bulk Sales Laws. Notwithstanding Section 10.2, Buyer hereby waives any requirement that Seller comply with any bulk sales laws applicable to the transactions contemplated hereby, and in exchange therefor Seller agrees to pay, honor and discharge when due any claims of creditors asserted against Buyer by reason of such noncompliance.

       10.11     Confidentiality.    After   the   Closing,   the  following
  provisions shall apply.

            (a) By Seller. Seller and its Affiliates will not disclose any information which is confidential, proprietary or otherwise not publicly available, some of which may constitute trade secrets ("Confidential Information"), about (i) the Business, or (ii) Buyer and its Affiliates obtained while in the performance of this Agreement for a period of three
  (3) years following the Closing Date.

            (b) By Buyer. Buyer and its Affiliates will not disclose any Confidential Information about Seller and its Affiliates obtained in the performance of the Agreement (other than with respect to the Business) for a period of three (3) years following the Closing Date.

            (c)  Exceptions.    The obligations provided for in this Section
  11.13 will not apply to information which: (i) can be reasonably shown to have been in the possession of the party receiving the information as of the date of receipt; (ii) is disclosed to the receiving party by a third party which has a legal right to make such disclosure; (iii) was in the public domain or generally available as of the date of disclosure through no fault of the receiving party or; (iv) which is required by law to be disclosed.

       10.12     Noncompetition.

            (a) Seller and Guarantor agree that, for a period of three (3) years from the Closing Date, none of Seller, Guarantor or any of their Affiliates will engage, create, form, own, manage, operate, control, participate or be connected in any manner, either directly or indirectly, solely or jointly with others, in the United States, Canada or Mexico, in the ownership, management, operation or control of any business that is engaged in the design, manufacture, importation, marketing, distribution or sale of (i) any product currently sold by the Business, or (ii) any product similar to, of the same appearance as, any product currently sold by the Business; provided, however, the restrictions set forth in this
  Section 10.12(a) will not apply to Seller, Guarantor and its Affiliates if any such party purchases or acquires the assets or stock of an individual third party Person, the activities of which compete with the Business, if such Person is not an Affiliate of Seller or Guarantor prior to the consummation of such a purchase or acquisition..

            (b) While the restrictions set forth in Section 10.12(a) are considered by the parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen, and accordingly it is hereby agreed and declared that if any of such restrictions will be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Business or for any other reason but would be valid if part of the wording thereof were deleted or the periods (if any) thereof reduced or the range of activities or area dealt with thereby reduced in scope, it is the parties intention that such restrictions will apply with such modifications as may be necessary to make them valid and effective, to the maximum extent permitted by applicable law.

            (c) The parties acknowledge and agree that Section 10.12(a), and the restrictions contemplated hereby, are included in this Agreement in order to induce Buyer to enter into the Agreement and to acquire the Assets and the Business, and have been required by the Business in part to preserve the goodwill associated with the Business.

       10.13     Reimbursement for Relocation Costs.

            (a)  Seller  will  reimburse  Buyer  for  (i)  100%  of  Buyer's
  Relocation  Costs  up  to and including $5,000,000 and (ii) 50% of Buyer's
  Relocation Costs between $5,000,000 and $5,500,000. The parties agree that any Relocation Costs paid by Seller or an Affiliate of Seller prior to the Closing Date shall be credited against both of the dollar thresholds referenced in the first sentence of this Section 10.13(a). For purposes of this Agreement, "Relocation Costs" means the costs and expenses specifically described in Schedule 10.13(a) that are incurred (A) in the course of moving the operations of the Business located in its St. Paul facility to the facility in Eagan and (B) in accordance with the plans for the move developed by management of the Business prior to the Closing Date. All other cost or expense items, including those specifically listed in Schedule 10.13(b), will not constitute Relocation Costs.

            (b) Seller will review and accept or reject each cost submitted to Seller as a Relocation Cost within 10 days after receiving a valid notice of payment and invoice from Buyer (plus any additional support documentation reasonably requested by Seller) describing such cost in reasonable detail, and Seller agrees to be reasonable in its review of such costs. Seller will then reimburse Buyer for each cost so submitted within 10 business days of Seller's acceptance of such cost as a Relocation Cost. Unless Buyer otherwise advises Seller in writing, Seller will make all payments under this Section 10.13 to the address for Buyer set forth in Section 11.3(b). Neither Seller nor any of its Affiliates will reimburse Buyer for Relocation Costs described in any notice of payment and invoice submitted after the date that is two months after the expiration or termination date (whichever is earlier) of the St. Paul facility lease included as Item 2 in Schedule 4.1(s).

            (c)  Buyer  agrees  to  cooperate  fully  with  Seller  and  its
  Affiliates in any proceedings with the City of St. Paul, including, without limitation, the Eminent Domain Proceeding. Such cooperation will include, without limitation, providing evidentiary support in connection with Seller's efforts to recover relocation costs and expenses from the City of St. Paul.

                                  ARTICLE XI
                                 MISCELLANEOUS

       11.1 Termination.

            (a)  General.     This  Agreement  may  be  terminated  and  the
  transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:

            (i)  by mutual written consent of Buyer and Seller;

            (ii) by Seller or Buyer after October 15, 1998 if, through no fault of the party seeking to terminate, the Closing shall not have occurred; or

            (iii) by Seller or Buyer, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (iii) has used its reasonable best efforts to remove such injunction, order or decree.

            (b) Procedure Upon Termination. In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

            (c) Survival of Certain Provisions. The respective obligations of the parties hereto pursuant to Sections 11.2, 11.3, 11.11 and 11.13 shall survive any termination of this Agreement.

       11.2 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, each of Buyer and Guarantor shall pay its own respective fees and expenses of itself and its Affiliates incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees.

       11.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier with delivery charges prepaid, or sent by telecopy, as follows:

            (a)  if to Seller:
                           c/o Newell Co.
                           One Millington Road
                           Beloit, Wisconsin 53511
                           Attention:  William T. Alldredge
                           Facsimile No.:  (608) 365-3453

                 with copies to:

                           Newell Co.
                           4000 Auburn Street
                           Rockford, Illinois 61101
                           Attention:  Dale L. Matschullat
                           Facsimile No.:  (815) 969-6106

                 and
                           Schiff Hardin & Waite
                           7300 Sears Tower
                           Chicago, Illinois 60606
                           Attention:  Andrea L. Horne
                           Facsimile No.:  (312) 258-5600

            (b)  if to Buyer:

                           Home Products International, Inc.
                           4501 W. 47th Street
                           Chicago, IL  60632
                           Attention:  James R. Tennant
                           Facsimile No.:  (773) 890-0523

                 with a copy to:

                           Much Shelist Freed Denenberg Ament Bell &
                           Rubenstein, P.C.
                           Suite 2100
                           200 N. LaSalle Street
                           Chicago, IL  60601
                           Attention:  Jeffrey C. Rubenstein
                           Facsimile No.:  (312) 621-1750

  or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

       11.4 Entire Agreement. This Agreement (including the Exhibits and Schedules, which are hereby fully incorporated into this Agreement), together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

       11.5 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

       11.6 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that Seller or Buyer may, at its election, assign this Agreement and its rights, interests and obligations hereunder to one or more of its Affiliates without the prior written approval of the other party in which case the assigning party will continue to be liable for the performance of its obligations under this Agreement.

       11.7 Amendment and Modification; Waiver. Subject to applicable law, this Agreement and any Schedule or Exhibit attached hereto may be amended, modified and supplemented by a written instrument expressly identified as an amendment hereto authorized and executed on behalf of Buyer and Seller at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. The remedies herein are cumulative and not exclusive of any remedies provided by law.

       11.8 Public  Announcements.   Unless otherwise required by law, prior
  to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf, of any party without the prior approval of the other party (which approval shall not be unreasonably withheld).

       11.9 Interpretation.

            (a) Any reference to any Federal, state or local statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article, Section, Schedule or Exhibit of this Agreement, unless otherwise indicated. The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be understood be followed by the words "without limitation." Words (including defined terms) in the singular will be held to include the plural and vice versa words of one gender will be held to include the other genders as the context requires.

            (b) Notwithstanding anything to the contrary contained in this Agreement or in any Schedule, any information disclosed in one of such Schedules shall be deemed to be disclosed in all of such Schedules.
  Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

       11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

       11.11 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of laws principles thereof, except that the Federal Arbitration Act, 9 U.S.C. Sections 1-16 will govern all questions relating to the arbitrability of any claim or dispute in connection with Section 2.2, and to the enforcement of the arbitration provisions contained in Section 2.2. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Illinois state or Federal court sitting in the Northern District of Illinois, and the parties hereby consent to the jurisdiction of such courts in any such action or proceeding.

       11.12 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       11.13     Guarantor.    Guarantor hereby guarantees to Buyer the full
  discharge by Seller of its obligations under this Agreement.



                          [Signature page to follow.]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                PLASTICS, INC.


                                By:
                                     Name:
                                     Title:


                                HOME PRODUCTS INTERNATIONAL, INC.



                                By:
                                     Name:
                                     Title:



  NEWELL CO.
  as guarantor for Plastics, Inc.

  By:
       Name:
       Title: